As filed with the Securities and Exchange Commission on November 7, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Forest City Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Ohio	34-0863886
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Terminal Tower, 50 Public Square, Suite 1100
Cleveland, Ohio 44113
(216) 621-6060
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

FCE Statutory Agent, Inc.
Terminal Tower, 50 Public Square, Suite 1360
Cleveland, Ohio 44113
(216) 621-6060
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Thomas A. Aldrich, Esq.
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114-1291
(216) 566-5500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum	Amount of
of Securities to be	to be	Offering Price	Aggregate Offering	Registration
Registered	Registered(1)	Per Unit(2)	Price(2)	Fee
Class A common stock	3,894,232	$53.97	$210,171,701	$6,453

(1)	This Registration Statement covers 3,894,232 shares of Forest City Enterprises, Inc.’s Class A common stock issuable upon exchange of Class A Common Units of Forest City Master Associates III, LLC held by the selling shareholders.

(2)	Calculated pursuant to Rule 457(c) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”) on the basis of the average of the high and low prices of Forest City Enterprises, Inc.’s Class A common stock reported in the consolidated reporting system of the New York Stock Exchange on November 6, 2007.

PROSPECTUS
Forest City Enterprises, Inc.
3,894,232 Shares of Class A Common Stock

This prospectus relates to the offering for resale of shares of our Class A common stock issuable upon an exchange of Class A Common Units of Forest City Master Associates III, LLC held by the selling shareholders. We issued the Class A Common Units to the selling shareholders as partial consideration for the transaction we entered into with Bruce C. Ratner to restructure our ownership interest in 30 retail, office and residential operating properties and certain service companies that we owned jointly with Bruce C. Ratner. The Class A Common Units may be exchanged for shares of our Class A common stock as of November 8, 2007. This prospectus will be used by the selling shareholders named herein to resell such Class A common stock. We will not receive any proceeds from sales of the Class A common stock by the selling shareholders.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “FCEA.” On November 6, 2007, the last reported sale price of our Class A common stock on the New York Stock Exchange was $54.36 per share.

Investing in our Class A common stock involves risks. Please read carefully the section titled “Item 1A. Risk Factors” beginning on page 4 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2007 filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2007 and incorporated into this prospectus by reference.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus or the date of a prospectus supplement.

The date of this prospectus is November 7, 2007

References in this prospectus to “we,” “us,” “the Company” or “Forest City” or other similar terms mean Forest City Enterprises, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Commission utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling shareholders. Each time a selling shareholder sells securities, the selling shareholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling shareholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Incorporation of Certain Information by Reference.”

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, for example, statements relating to:

•	Economic conditions in our target markets;

•	The timing of anticipated openings of new developments;

•	The projected cost of real estate projects and our share of projected cost;

•	Our development activities;

•	Our substantial leverage and ability to service and secure debt;

•	Our business strategy and prospects; and

•	The availability and sufficiency of insurance.

These forward-looking statements are not historical facts but instead represent only our current views regarding future events. We base these statements on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we may not even anticipate. Future events and actual results, financial or otherwise, may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding some of the important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in the section titled “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 31, 2007 filed with the Commission on March 28, 2007 and incorporated into this prospectus by reference.

We disclaim any obligation, other than as may be imposed by law, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current and special reports, proxy statements and other information with the Commission. You may read and copy any document we file with the Commission at the Commission’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the Commission’s Internet site at http://www.sec.gov or from our Internet site at http://www.forestcity.net. However, the information on our Internet site does not constitute a part of this prospectus.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “FCEA.” You can also inspect and copy any reports, proxy statements and other information that we file with the Commission at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this prospectus, we incorporate by reference the information that we file with the Commission. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. The information incorporated by reference is considered to be a part of this prospectus and later information filed with the Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and until this offering is completed or terminated:

•	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2007 filed with the Commission on March 28, 2007;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2007 and July 31, 2007 filed with the Commission on June 8, 2007 and September 10, 2007, respectively;

•	Our Current Reports on Form 8-K filed with the Commission on February 6, 2007, June 12, 2007, October 3, 2007 and November 7, 2007; and

•	A description of our Class A common stock contained in our Registration Statement on Form 10 and all amendments or reports filed with the Commission for the purpose of updating such description.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or 7.01 of Form 8-K.

Our financial statements and related financial information for the fiscal year ended January 31, 2007 (the “January 10-K”) have been revised to reflect certain discontinued operations and are reflected in our Current Report on Form 8-K filed with the Commission on November 7, 2007. Accordingly, you should read our January 10-K in connection with that Form 8-K. Our financial statements and related financial information contained in our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2007 have not been revised to reflect these discontinued operations and are therefore not stated on a basis entirely comparable to that of the other financial statements and related financial information incorporated by reference herein.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following postal, e-mail address or telephone number:

Thomas T. Kmiecik, Assistant Treasurer
Forest City Enterprises, Inc.
50 Public Square
Terminal Tower, Suite 1100
Cleveland, Ohio 44113-2203
(216) 621-6060
tomkmiecik@forestcity.net

PROSPECTUS SUMMARY

Forest City

Founded in 1920 and publicly traded since 1960, we are principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land in 25 states and the District of Columbia. At July 31, 2007, we had approximately $9.5 billion in consolidated assets, of which approximately $8.7 billion was invested in real estate, at cost. Our core markets include the New York City/ Philadelphia metropolitan area, Denver, Boston, the Greater Washington D.C./ Baltimore metropolitan area, Chicago and the state of California. We have offices in Boston, Chicago, Denver, Los Angeles, London (England), New York City, San Francisco and Washington, D.C., and our corporate headquarters are in Cleveland, Ohio. Our portfolio of real estate assets is diversified both geographically and among property types.

We operate our business through three primary strategic business units:

•	Commercial Group, our largest business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings, hotels and mixed-use projects.

•	Residential Group owns, develops, acquires and operates residential rental property, including upscale and middle-market apartments and adaptive re-use developments. It also develops for-sale condominium projects and owns interests in entities that develop and manage military family housing.

•	Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers. It also owns and develops land into master-planned communities and mixed-use projects.

THE OFFERING

On November 8, 2006, we issued 3,894,232 Class A Common Units in Forest City Master Associates III, LLC, a newly formed limited liability company owned jointly by us and certain of our affiliates and Bruce C. Ratner and certain individuals and entities affiliated with Mr. Ratner (the “BCR Entities”), to Bruce C. Ratner and various BCR Entities. After a one-year lock-up period, holders may exchange the Class A Common Units for an equal number of shares of our Class A common stock or, at our option, cash equal to the then-current market price of the stock. We entered into a registration rights agreement with the BCR Entities in which we agreed to file a shelf registration statement with the Commission by November 8, 2007 with respect to resales of shares of Class A common stock into which the Class A Common Units may be exchangeable.

This summary is not a complete description of our Class A common stock. You should read the full text and more specific details contained elsewhere in this prospectus, including the “Item 1A. Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007 filed with the Commission on March 28, 2007, and the other documents we refer to and incorporate by reference. For a more detailed description of our Class A common stock, see the section titled “Description of Capital Stock” in this prospectus.

Issuer	Forest City Enterprises, Inc., an Ohio corporation.

Securities Offered	3,894,232 shares of our Class A common stock issuable upon the exchange of Class A Common Units owned by the selling shareholders.

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our Class A common stock.

Listing	Our Class A common stock is traded on the New York Stock Exchange under the symbol “FCEA.”

U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the application of U.S. federal income tax laws to your own particular situation, as well as any tax consequences of ownership and disposition of our Class A common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty. See “Material U.S. Federal Tax Considerations.”

Risk Factors	Investment in our Class A common stock involves risks. You should carefully consider the information under the section titled “Item 1A. Risk Factors” beginning on page 4 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2007 filed with the Commission on March 28, 2007 and incorporated into this prospectus by reference.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of Class A common stock. See “Selling Shareholders” for a list of the persons or entities receiving proceeds from the sale of the shares of Class A common stock.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our Class A common stock and the general terms and conditions of the shares of our Class B common stock. The description set forth below of our Class A common stock and Class B common stock is not complete and is subject to our Amended Articles of Incorporation. You should refer to our Amended Articles of Incorporation for specific information about our Class A common stock and Class B common stock.

Our Amended Articles of Incorporation authorize the issuance of 271,000,000 shares of our Class A common stock, of which, at November 2, 2007, 78,218,031 shares were issued, 7,865 shares were held in treasury and 78,210,166 shares were outstanding and were held of record by 793 shareholders, and 56,000,000 shares of our Class B common stock, convertible on a share-for-share basis into Class A common stock, of which, at November 2, 2007, 24,617,988 shares were issued, no shares were held in treasury and 24,617,988 shares were outstanding and were held of record by 492 shareholders.

General

Except as described below, the shares of our Class A common stock and the shares of our Class B common stock are in all respects identical. The holders of our Class A common stock and Class B common stock are entitled to participate in any dividend, reclassification, merger, consolidation, reorganization, recapitalization, liquidation, dissolution or winding up of the affairs of the Company, share-for-share, without priority or other distinction between classes.

Both the Class A common stock and Class B common stock are listed on the New York Stock Exchange. As of November 2, 2007, Class A common stock accounted for approximately 76% of the total number of shares of common stock outstanding.

Dividends

Our board of directors is not required to declare a regular cash dividend in any fiscal year. The Class A common stock and Class B common stock will participate equally on a share-for-share basis in any and all cash and non-cash dividends paid, other than as described below. No cash dividend can be paid on a class of common stock until provision is made for payment of a dividend of at least an equal amount on a share-for-share basis on the other class of common stock. If our board of directors determines to declare any stock dividend with respect to either class of common stock, it must at the same time declare a proportionate stock dividend with respect to the other class of common stock. If the shares of either class of common stock are combined or subdivided, the shares of the other class of common stock must be combined or subdivided in an equivalent manner. In the discretion of our board of directors, dividends payable in Class A common stock may be paid with respect to shares of either class of common stock, but dividends payable in Class B common stock may be paid only with respect to shares of our Class B common stock.

Voting Rights

The holders of the Class A common stock, voting as a separate class, are entitled to elect 25% of the directors rounded up to the nearest whole number. All other directors are elected by the holders of the Class B common stock voting as a separate class. Cumulative voting for the election of directors is provided by Ohio law if notice in writing is given by any shareholder to the president, a vice president or the secretary not less than 48 hours before the time fixed for the holding of the meeting that the shareholder desires cumulative voting with respect to the election of directors by a class of shareholders to which he belongs, and if an announcement of the giving of the notice is made upon the convening of the meeting by the chairman or secretary or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect for a class, each holder of shares of that class will have the right to accumulate the voting power that he possesses at the election with respect to shares of that class. This means that each holder of shares of our Class A common stock or Class B common stock, as the case may be, will have as many votes as equal the number of shares of that class of common stock owned by the holder multiplied by the number of directors to be elected by the holders of that class of common stock. These votes may be distributed among the total number of directors to be elected by the holders of that class of common stock or distributed among any lesser number, in the proportion as the holder may desire.

If the number of outstanding shares of our Class A common stock is, as of the record date for any shareholder meeting at which directors will be elected, less than 10% of the combined outstanding shares of our Class A and Class B common stock, then the holders of our Class A common stock will not have the right to elect 25% of the directors. If this occurs, the holders of our Class A common stock and the holders of our Class B common stock would vote together as a single class in the election of all directors, with each Class A share having one vote and each Class B share having ten votes.

Further, if the number of outstanding shares of our Class B common stock as of the above-mentioned record date is less than 500,000 shares, the holders of our Class B common stock will not have the right to elect 75% of the directors. If this occurs, the holders of our Class A common stock would continue to vote as a separate class to elect 25% of the directors rounded up to the nearest whole number, and the holders of our Class A and Class B common stock would vote together as a single class in the election of the remaining directors, with each Class A share having one vote and each Class B share having ten votes.

The holders of our Class A common stock and the holders of our Class B common stock are entitled to vote as separate classes:

•	for the election of directors (subject to exceptions described above);

•	to amend our Amended Articles of Incorporation or our Code of Regulations or approve a merger or consolidation of us with or into another corporation if the amendment, merger or consolidation would adversely affect the rights of the particular class; and

•	on all matters as to which class voting may be required by applicable Ohio law.

The holders of the Class A common stock vote together with the holders of the Class B common stock as a single class on all matters that are submitted to shareholder vote, except as discussed above. When all holders of our shares vote as a single class, each Class A share has one vote and each Class B share has ten votes.

Conversion

Holders of shares of our Class B common stock are entitled to convert, at any time and at their election, each share of Class B common stock into one share of our Class A common stock. Shares of Class A common stock are not convertible.

Other Terms

Our shareholders have no preemptive or other rights to subscribe for additional shares of our voting securities, except for the conversion rights of Class B common stock described above and conversion or put rights that may be granted to holders of our debt securities and preferred stock, if any. Upon any liquidation, dissolution or winding up of Forest City, the assets legally available for distribution to holders of all classes of common stock are distributable ratably among the holders of the shares of all classes of common stock outstanding at the time. No class of common stock is subject to redemption.

Transfer Agent

National City Bank, Cleveland, Ohio, currently serves as transfer agent for our common stock.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following summary describes certain material United States federal income tax statutory and regulatory provisions that may pertain to the purchase, ownership and disposition of our Class A common stock. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (final and temporary) and judicial or ruling authority now in effect, all of which are subject to change (either retroactively or prospectively and including changes in effective dates) or possible differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not purport to deal with persons in special tax situations, such as:

•	financial institutions;

•	insurance companies;

•	regulated investment companies;

•	dealers in securities or currencies;

•	tax-exempt entities;

•	persons holding our Class A common stock as a hedge against currency risks or as a position in a “straddle” or conversion transaction for tax purposes;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax; or

•	holders whose functional currency is not the United States dollar.

We have not sought, nor will we seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of our Class A common stock or that any such position would not be sustained. Persons considering the purchase, ownership or disposition of our Class A common stock should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of our Class A common stock arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of our Class A common stock that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust or if the trust has validly made an election to be treated as a United States person under applicable Treasury Regulations.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds our Class A common stock generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

As used herein, the term “non-U.S. holder” means a beneficial owner of our Class A common stock that is not a U.S. holder.

U.S. Holders

Distributions on Common Stock

Distributions paid on our Class A common stock (other than certain pro rata distributions of our Class A common stock) generally will be treated as dividends and includable in the income of a U.S. holder as ordinary income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends paid to U.S. holders that are individuals are currently taxed (temporarily through 2010) at the rates applicable to long-term capital gains if the holder meets certain holding period and other requirements. Dividends paid to U.S. holders that are United States corporations may qualify for the dividends received deduction if the holder meets certain holding period and other requirements. Distributions on shares of our Class A common stock that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, reducing the holder’s basis in the shares of our Class A common stock. Any such distributions in excess of the holder’s basis in the shares of our Class A common stock generally will be treated as capital gain from a sale or exchange of such stock.

Sale or Exchange of Common Stock

Upon the sale or exchange of our Class A common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash plus the fair market value of any property received upon the sale or exchange and (2) such U.S. holder’s adjusted tax basis in our Class A common stock. The deductibility of capital losses is subject to limitations. Any capital gain or loss recognized by a holder will be long-term capital gain or loss if our Class A common stock was held for more than one year. Long-term capital gain of a non-corporate U.S. holder is eligible for a reduced rate of tax.

Non-U.S. Holders

Distributions on Common Stock

Dividends paid on our Class A common stock if any (other than certain pro rata distributions of our Class A common stock), excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder, will be subject to U.S. federal withholding tax at a 30% rate or such lower rate provided under any applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a non-U.S. holder will be subject to tax in the same manner as a U.S. holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may in certain circumstances also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may also be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the non-U.S. holder delivers a Form W-8ECI to the payor.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification requirements, generally on IRS Form W-8BEN.

Sale or Exchange of Common Stock

Any capital gain realized by a non-U.S. holder upon the sale or exchange of our Class A common stock generally will not be subject to U.S. federal income and withholding tax, provided that (1) such gain is not effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder and (2) in the case of an individual non-U.S. holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or exchange. The Foreign Investment in Real Property Tax Act (“FIRPTA”) subjects a non-U.S. holder to tax on the disposition of a United States Real Property Interest (“USRPI”) in the same manner as a U.S. holder. However, provided our Class A common stock continues to be traded on an established securities market, a sale of any such Class A common stock by a non-U.S. holder would be subject to U.S. federal income tax under FIRPTA only if such non-U.S. holder held more than 5% of our Class A common stock at any time during the shorter of (a) the period during which such

non-U.S. holder held the common stock or (b) the five-year period ending on the date of the sale or exchange. If that were the case, the non-U.S. holder would be subject to withholding at the rate of 10% on the amount realized on the sale. Any such tax withheld would be credited towards the non-U.S. holder’s U.S. federal income tax liability.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS and backup withholding may be collected in connection with payments of dividends on our Class A common stock, if any, and payments of the proceeds of the sale or exchange of our Class A common stock by a holder.

A U.S. holder will not be subject to backup withholding if such U.S. holder provides its taxpayer identification number to us or our agent and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Certain holders, including corporations, are generally not subject to backup withholding.

In addition, a non-U.S. holder may be subject to United States backup withholding on these payments unless such non-U.S. holder complies with certification procedures to establish that such non-U.S. holder is not a United States person.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be offset by the amount withheld. If backup withholding results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the IRS, provided the required information is timely furnished.

SELLING SHAREHOLDERS

Selling shareholders, including their transferees or donees or their successors, may from time to time offer and sell up to an aggregate of 3,894,232 shares of our Class A common stock pursuant to this prospectus.

The following table sets forth information with respect to the selling shareholders and the amount of shares of Class A common stock owned by each selling shareholder that may be offered pursuant to this prospectus.

Information concerning other selling shareholders may be set forth in prospectus supplements from time to time, if required. The number of shares of Class A common stock owned by the selling shareholders or any future transferee from any such holder assumes that they do not own any shares of Class A common stock other than shares of Class A common stock issuable upon an exchange of the holders’ Class A Common Units. The percentage of Class A Common Units indicated as owned is based on 3,894,232 Class A Common Units outstanding at November 7, 2007.

			Shares of Class A Common
	Amount of		Stock Issuable upon an		Shares of Class A
	Class A Common Units		Exchange of Class A		Common Stock to be
	Owned		Common Units		Owned After Offering(1)
Name of Selling Shareholder	Number	Percentage	Number	Percentage(2)	Number	Percentage

RRG New B.U.G., LLC	362,511	9.3%	362,511	*	0	*
RRG New S.I.A.C., LLC	273,495	7.0%	273,495	*	0	*
RRG Flatbush Associates, L.P.	246,290	6.3%	246,290	*	0	*
RRG Myrtle, LLC	605,665	15.6%	605,665	*	0	*
RRG Fulton Associates, L.P.	113,216	2.9%	113,216	*	0	*
RRG Tech Place Associates, L.P.	143,725	3.7%	143,725	*	0	*
Bruce C. Ratner(3)	183,610	4.7%	183,610	*	0	*
RRG Harlem Office, LLC	97,369	2.5%	97,369	*	0	*
BR Master Limited Partnership	841,027	21.6%	841,027	1.1%	0	*
RRG Queens Place, LLC	319,895	8.2%	319,895	*	0	*
RRG Retail Properties, LLC	133,725	3.4%	133,725	*	0	*
RRG Hanson, LLC	131,012	3.4%	131,012	*	0	*
RRG Gowanus Canal, Inc.	42,222	1.1%	42,222	*	0	*
FC Quartermaster Retail II, L.P.	26,165	0.7%	26,165	*	0	*
FC Quartermaster Retail, L.P.	19,990	0.5%	19,990	*	0	*
RRG New Residential Properties, LLC	168,377	4.3%	168,377	*	0	*
FC Forest Avenue Retail, LLC	70,128	1.8%	70,128	*	0	*
RRG Court Street Retail, LLC	115,810	3.0%	115,810	*	0	*

TOTAL	3,894,232	100.0%	3,894,232	4.7%	0	*

*	Less than 1%.

(1)	We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders might not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer any amount of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.

(2)	Calculated based on 78,210,166 shares of our Class A common stock outstanding as of November 2, 2007 increased by the assumed exchange of the Class A Common Units held by the selling shareholder.

(3)	Mr. Ratner serves as one of our Executive Vice Presidents and Directors and is Chairman and Chief Executive Officer of Forest City Ratner Companies, LLC, one of our subsidiaries. Other than the Class A Common Units specified, Mr. Ratner does not own any shares of Class A common stock, nor any options to purchase any shares of Class A common stock.

PLAN OF DISTRIBUTION

The shares of Class A common stock may be sold from time to time directly by the selling shareholder or, alternatively, through underwriters, broker-dealers or agents. Such shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (iv) through the writing of options, (v) through the distribution of the shares of Class A common stock by any selling shareholder to its partners, members or shareholders, (vi) sales through underwriters or broker-dealers who may receive compensation in the form of underwriting discounts, concessions or commissions, or (vii) a combination of any of the foregoing.

In addition, any shares of Class A common stock that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In effecting sales, broker-dealers or agents engaged by the selling shareholders may agree with the selling shareholder to sell a specified number of securities at a stipulated price and also may arrange for other broker-dealers to participate. Broker-dealers or their agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

In offering the shares of Class A common stock, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent selling shareholders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

In order to comply with the securities laws of certain states, if applicable, shares of Class A common stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares of Class A common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Class A common stock in the market and to the activities of the selling shareholders. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

To our knowledge, there are currently no plans, arrangements or undertakings between any selling shareholder and any underwriter, broker-dealer or agent regarding the sale of the shares of Class A common stock by the selling shareholders.

At the time a particular offer of shares of Class A common stock is made, if required, a prospectus supplement will be distributed that will set forth the amount of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

Certain legal matters incident to the issuance and validity of the shares of Class A common stock will be passed upon for us by Geralyn Presti, Senior Vice President, General Counsel and Assistant Secretary of Forest City. As of November 2, 2007, Ms. Presti owned 22,852 shares of our Class A common stock, including 5,500 restricted shares, 1,259 shares of our Class B common stock and 46,810 options to purchase shares of our Class A common stock.

EXPERTS

The financial statements incorporated in this prospectus by reference to our Current Report on Form 8-K dated November 7, 2007 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Forest City Enterprises, Inc. for the year ended January 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All such expenses will be borne by us.

Securities and Exchange Commission Registration Fee	$6,453
Accounting fees and expenses	15,000
Legal fees and expenses	25,000
Printing fees and expenses	6,500
Miscellaneous expenses	1,000

Total	$53,953

Item 15.	Indemnification of Directors and Officers.

Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.

Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

Our code of regulations provides that we shall indemnify any person made or threatened to be made a party to any action, suit or proceeding, other than an action by us or in our right, by reason of the fact that he is or was our director, officer, employee or agent or is or was serving at our request as a director, trustee, officer, member, manager, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Under the terms of our directors’ and officers’ liability and company reimbursement insurance policy, our directors and officers are insured against certain liabilities, including liabilities arising under the Securities Act.

Item 16.	Exhibits.

Exhibit
No.	Description Of Document

4.1	Amended Articles of Incorporation adopted as of October 11, 1983 (incorporated by reference to Exhibit 3.1 to the registrant’s Form 10-Q for the quarter ended October 31, 1983 (File No. 1-4372)).
4.2	Certificate of Amendment by Shareholders to the Articles of Incorporation of Forest City Enterprises, Inc. dated June 24, 1997 (incorporated by reference to Exhibit 4.14 to the registrant’s Registration Statement on Form S-3 (Registration No. 333-41437)).
4.3	Certificate of Amendment by Shareholders to the Articles of Incorporation of Forest City Enterprises, Inc. dated June 16, 1998 (incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-8 (Registration No. 333-61925)).
4.4	Certificate of Amendment by Shareholders to the Articles of Incorporation of Forest City Enterprises, Inc., effective as of June 20, 2006 (incorporated by reference to Exhibit 3.6 to the registrant’s Form 10-Q for the quarter ended July 31, 2006 (File No. 1-4372)).
4.5	Code of Regulations as amended June 15, 2006 (incorporated by reference to Exhibit 3.5 to the registrant’s Form 10-Q for the quarter ended July 31, 2006 (File No. 1-4372)).
5.1	Opinion of General Counsel of Forest City Enterprises, Inc.
10.1	Registration Rights Agreement by and among Forest City Enterprises, Inc. and the holders of BCR Units listed on Schedule A thereto dated November 8, 2006.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of General Counsel of Forest City Enterprises, Inc. (included in Exhibit 5.1).
24.1	Power of Attorney.

Item 17.	Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this registration statement.

(2)  That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness and the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this Registration Statement, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on November 7, 2007.

FOREST CITY ENTERPRISES, INC.

By:
/s/  Thomas G. Smith
Thomas G. Smith,
Executive Vice President, Chief Financial
Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities noted on November 7, 2007.

Signature	Title

/s/ Albert B. Ratner* Albert B. Ratner*	Co-Chairman of the Board and Director

/s/ Samuel H. Miller* Samuel H. Miller	Co-Chairman of the Board, Treasurer and Director

/s/ Charles A. Ratner Charles A. Ratner	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Thomas G. Smith Thomas G. Smith	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)

/s/ Linda M. Kane Linda M. Kane	Senior Vice President and Corporate Controller (Principal Accounting Officer)

/s/ James A. Ratner* James A. Ratner	Executive Vice President and Director

/s/ Ronald A. Ratner* Ronald A. Ratner	Executive Vice President and Director

/s/ Brian J. Ratner* Brian J. Ratner	Executive Vice President and Director

/s/ Bruce C. Ratner* Bruce C. Ratner	Executive Vice President and Director

/s/ Deborah Ratner Salzberg* Deborah Ratner Salzberg	Director

/s/ Michael P. Esposito, Jr.* Michael P. Esposito, Jr.	Director

Signature	Title

/s/ Scott S. Cowen* Scott S. Cowen	Director

/s/ Jerry V. Jarrett* Jerry V. Jarrett	Director

/s/ Joan K. Shafran* Joan K. Shafran	Director

/s/ Louis Stokes* Louis Stokes	Director

/s/ Stan Ross* Stan Ross	Director

* The undersigned, pursuant to a Power of Attorney executed by each of the Directors and Officers identified above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Form S-3 on behalf of each of the persons noted above, in the capacities indicated.

/s/  Charles A. Ratner
Charles A. Ratner, Attorney-in-fact

II-6.1